Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Lake Region Medical Holdings, Inc.

Wilmington, Massachusetts

We have audited the accompanying consolidated financial statements of Lake Region Medical Holdings, Inc. and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of January 3, 2015 and December 31, 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the three fiscal years in the period ended January 3, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 3, 2015 and December 31, 2013, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 3, 2015, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 11, 2016

LAKE REGION MEDICAL HOLDINGS, INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	As of
	January 3, 2015	December 31, 2013
Assets
Current assets:
Cash	$44,191	$72,240
Accounts receivable, net of allowances of $5,119 and $2,601 at January 3, 2015 and December 31, 2013, respectively	78,078	59,624
Inventory	89,191	61,688
Deferred income taxes	4,404	—
Prepaid expenses and other current assets	6,192	2,973

Total current assets	222,056	196,525
Property, plant and equipment, net	186,637	116,957
Goodwill	719,842	556,315
Other intangible assets, net	193,782	119,808
Deferred financing costs and other assets, net	23,443	11,625

Total assets	$1,345,760	$1,001,230

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$8,350	$7
Accounts payable	27,531	19,229
Accrued payroll and benefits	20,865	11,928
Customer deposits	5,238	6,846
Accrued interest	3,460	19,303
Derivative liabilities	3,253	—
Accrued expenses and other current liabilities	23,356	14,081

Total current liabilities	92,053	71,394
Long-term debt	1,040,388	713,652
Deferred income taxes	38,936	33,925
Other liabilities	9,480	7,783

Total liabilities	1,180,857	826,754

Commitments and contingencies (Note 19)
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 50,000 shares authorized; no shares outstanding	—	—
Common stock, par value $0.01 per share, 200,000 shares authorized; 155,898 and 127,949 shares issued and outstanding at January 3, 2015 and December 31, 2013, respectively, excluding 630 shares subject to forfeiture at December 31, 2013	1,559	1,279
Additional paid-in capital	715,786	639,424
Accumulated other comprehensive loss	(41,071)	(1,186)
Accumulated deficit	(511,371)	(465,041)

Total stockholders’ equity	164,903	174,476

Total liabilities and stockholders’ equity	$1,345,760	$1,001,230

See notes to consolidated financial statements.

LAKE REGION MEDICAL HOLDINGS, INC.

Consolidated Statements of Operations

(in thousands)

	Fiscal Years
	2014	2013	2012
Net sales	$752,264	$525,712	$498,627
Cost of sales (exclusive of amortization)	573,616	389,766	375,975

Gross profit (exclusive of amortization)	178,648	135,946	122,652
Operating expenses:
Selling, general and administrative	82,676	52,105	52,402
Research and development	8,763	2,027	1,695
Impairment of intangible assets and goodwill	26,800	63,128	—
Restructuring	3,138	280	2,866
Amortization of intangible assets	25,039	14,939	14,939
Loss (gain) on disposal of property and equipment	40	1,088	(261)

Total operating expenses	146,456	133,567	71,641

Income from operations	32,192	2,379	51,011
Other expense, net:
Interest expense, net	(63,096)	(69,145)	(69,096)
Loss on debt extinguishment	(53,421)	—	—
Other, net	(887)	(1,036)	1,100

Total other expense, net	(117,404)	(70,181)	(67,996)

Loss from operations before income taxes	(85,212)	(67,802)	(16,985)
Provision (benefit) for income taxes	(38,882)	4,527	1,784

Net loss from continuing operations	(46,330)	(72,329)	(18,769)
Net loss from discontinued operations	—	(63)	(3,601)

Net loss	$(46,330)	$(72,392)	$(22,370)

See notes to consolidated financial statements.

LAKE REGION MEDICAL HOLDINGS, INC.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Fiscal Years
	2014	2013	2012
Net loss	$(46,330)	$(72,392)	$(22,370)
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	(34,884)	1,374	499
Pension actuarial gain (loss)	(2,123)	170	(935)
Amortization of pension actuarial loss	38	34	93
Curtailment of pension	338	—	—
Unrealized loss on derivatives	(3,254)	—	—
Unrealized gain (loss) on investment	—	32	(265)
Realized gain on investment	—	(242)	(680)

Other comprehensive income (loss), net of income taxes	(39,885)	1,368	(1,288)

Comprehensive loss	$(86,215)	$(71,024)	$(23,658)

See notes to consolidated financial statements.

LAKE REGION MEDICAL HOLDINGS, INC.

Consolidated Statements of Stockholders’ Equity

(in thousands, except per share data)

	Common Stock $0.01 par value		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance, January 1, 2012	127,720	$1,277	$637,168	$(1,266)	$(370,279)	$266,900
Stock issuance	56	1	192	—	—	193
Vesting of restricted stock	—	—	150	—	—	150
Stock-based compensation	—	—	561	—	—	561
Forfeiture of rollover options	—	—	127	—	—	127
Exercise of employee stock options	33	—	177	—	—	177
Repurchase of common stock	—	—	(43)	—	—	(43)
Other comprehensive loss, net	—	—	—	(1,288)	—	(1,288)
Net loss	—	—	—	—	(22,370)	(22,370)

Balance, December 31, 2012	127,809	1,278	638,332	(2,554)	(392,649)	244,407
Proceeds from issuance of common stock to employees	—	—	75	—	—	75
Vesting of restricted stock	113	1	406	—	—	407
Share-based compensation	—	—	651	—	—	651
Exercise of employee stock options	27	—	70	—	—	70
Repurchase of common stock	—	—	(110)	—	—	(110)
Other comprehensive income, net	—	—	—	1,368	—	1,368
Net loss	—	—	—	—	(72,392)	(72,392)

Balance at December 31, 2013	127,949	1,279	639,424	(1,186)	(465,041)	174,476
Issuance of common stock in acquisition	27,778	278	74,722	—	—	75,000
Proceeds from issuance of common stock to employees	35	1	94	—	—	95
Vesting of restricted stock	126	1	386	—	—	387
Share-based compensation	—	—	1,143	—	—	1,143
Repurchase of common stock	—	—	(12)	—	—	(12)
Settlement of roll-over stock options	10	—	29	—	—	29
Other comprehensive loss, net	—	—	—	(39,885)	—	(39,885)
Net loss	—	—	—	—	(46,330)	(46,330)

Balance at January 3, 2015	155,898	$1,559	$715,786	$(41,071)	$(511,371)	$164,903

See notes to consolidated financial statements.

LAKE REGION MEDICAL HOLDINGS, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Years
	2014	2013	2012
Cash flows from operating activities:
Net loss	$(46,330)	$(72,392)	$(22,370)
Net loss from discontinued operations	—	(63)	(3,601)

Net loss from continuing operations	(46,330)	(72,329)	(18,769)
Adjustments to reconcile net loss to net cash flows provided by operating activities (net of acquisition):
Depreciation and amortization	50,803	33,016	39,169
Amortization of debt discounts and non-cash interest accrued	3,318	3,289	3,085
Impact of inventory valuation step-up in an acquisition	6,263	—	—
Change in allowance for bad debts	—	(11)	10
Restructuring charges, net of adjustments and payments	—	—	1,779
Impairment of intangible assets and goodwill	26,800	63,128	—
Loss (gain) on disposal of property and equipment	40	1,088	(261)
Realized gain on available for sale security	—	(242)	—
Deferred income tax expense	(42,837)	2,820	392
Non-cash compensation expense	1,649	768	799
Loss on debt extinguishment	53,421	—	—
Changes in operating assets and liabilities (net of effects of an acquisition):
Accounts receivable	1,670	(10,140)	862
Inventory	(3,148)	(4,421)	5,120
Prepaid expenses and other assets	(1,078)	(762)	1,051
Accounts payable, accrued expenses and other liabilities	(10,868)	8,092	(6,482)

Net cash provided by operating activities of continuing operations	39,703	24,296	26,755
Net cash provided by (used in) operating activities of discontinued operations	—	(262)	3,828

Net cash provided by operating activities	39,703	24,034	30,583

Cash flows from investing activities:
Acquisition of a business, net of cash acquired	(303,871)	—	—
Capital expenditures	(29,825)	(21,170)	(17,981)
Proceeds from the sale of property and equipment	351	963	310
Proceeds from the sale of security	—	242	680

Net cash used in investing activities of continuing operations	(333,345)	(19,965)	(16,991)
Net cash provided by investing activities of discontinued operations	—	7,987	7,291

Net cash used in investing activities	(333,345)	(11,978)	(9,700)

(Continued)

Cash flows from financing activities:
Proceeds from borrowings on long-term debt	1,055,000	—	—
Repayments of long-term debt and capital lease obligations	(721,272)	(11)	(22)
Borrowings under revolving line of credit	27,000	—	—
Repayment of principal under revolving line of credit	(27,000)	—	—
Proceeds from sale of common stock	95	—	—
Repurchase of common stock	(12)	(110)	(43)
Proceeds from the exercise of employee stock options	—	25	—
Purchase of interest rate cap	(524)	—	—
Fees on prepayment of long-term debt	(42,400)	—	—
Payment of debt issuance costs	(23,982)	—	—

Net cash provided by (used in) financing activities	266,905	(96)	(65)

Effect of exchange rate changes	(1,312)	378	226

Net increase (decrease) in cash and cash equivalents	(28,049)	12,338	21,044
Cash, beginning of year	72,240	59,902	38,858

Cash, end of year	$44,191	$72,240	$59,902

Supplemental cash flow information:
Cash paid for interest	$75,342	$65,784	$66,238

Cash paid for income taxes, net of refunds	$11,988	$1,514	$3,656

Issuance of common stock in acquisition	$75,000	$—	$—

Property and equipment purchases included in accrued expenses	$1,269	$1,894	$884

Asset sales unpaid and included in other current assets	$—	$—	$8,300

(Concluded)

See notes to consolidated financial statements.

LAKE REGION MEDICAL HOLDINGS, INC.

Notes to Consolidated Financial Statements

1.	Business and Basis of Presentation

Description of Business

Lake Region Medical Holdings, Inc. (“LRM Holdings”) provides, through its operating subsidiaries, customers in the medical device industry design and engineering, precision component manufacturing, device assembly and supply chain management services and is a manufacturer of interventional and diagnostic wire-formed medical devices and components specializing in minimally invasive devices for cardiovascular, endovascular and neurovascular applications for customers worldwide. The LRM Holdings has extensive resources focused on providing its customers with reliable, high-quality, cost-efficient, integrated outsourced solutions. Sales are focused primarily in the United States of America (“U.S.”) and Western European markets. Headquartered in Wilmington, Massachusetts, LRM Holdings has manufacturing facilities in North America, Europe, and Asia and operates in two segments: Advanced Surgical (“AS Segment”) and Cardio & Vascular (“C&V Segment”).

As discussed in Note 3, on March 12, 2014, LRM Holdings, along with its subsidiaries, completed the acquisition of Lake Region Manufacturing, Inc. (“Lake Region”), a Minnesota entity doing business as Lake Region Medical (the “Lake Region Medical Acquisition”). In September 2014, all LRM Holding subsidiaries commenced doing business as Lake Region Medical.

Basis of Presentation

LRM Holdings was formed by Accellent Holdings Corp. (“Accellent Holdings”) in February 2014 as a wholly owned subsidiary for the purpose of consummating the Lake Region Medical Acquisition. In connection with the Lake Region Medical Acquisition, all of the outstanding voting stock of Accellent Holdings was exchanged on a 1:1 basis for voting stock of LRM Holdings and LRM Holdings issued approximately 18% of its voting stock to former stockholders of Lake Region Medical as further discussed in Note 3. The former stockholders of Accellent Holdings controlled 100% of Accellent Holdings immediately prior to the Lake Region Medical Acquisition and approximately 82% of LRM Holdings immediately after the transaction. Further, a single stockholder controlled the voting stock of Accellent Holdings prior to the Lake Region Medical Acquisition and the voting stock of LRM Holdings immediately after the acquisition. The exchange of shares between Accellent Holdings and LRM Holdings is deemed a reorganization and Accellent Holdings is the deemed acquirer of Lake Region for the purpose of financial statement presentation. Reference to the “Company” within the notes to these consolidated financial statements refer to the consolidated financial statements of Accellent Holdings through March 12, 2014 and to the consolidated financial statements of LRM Holdings thereafter.

Effective January 1, 2014, the Company changed its financial reporting year end from the calendar twelve months ending December 31 to the date determined by an annual reporting cycle whereby each fiscal year will typically consist of four 13-week quarters. As a result of this change, fiscal year 2014 began on January 1, 2014, ended on January 3, 2015, and included an additional week in the fourth quarter resulting in a 53-week fiscal year with 368 days. The change in fiscal year did not have a material impact on the financial results for the year ended January 3, 2015. Fiscal years 2013 and 2012 presented in the accompanying consolidated financial statements included 52 weeks. Unless otherwise indicated, references to fiscal years 2014, 2013 and 2012 are to the Company’s fiscal years ended January 3, 2015, December 31, 2013 and December 31, 2012, respectively.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, including those of Lake Region since March 13, 2014. All intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S., requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities during the reporting periods, the reported amounts of revenue and expenses during the reporting periods, and the disclosure of contingent assets and liabilities at the date of the financial statements. On an ongoing basis, the Company bases estimates and assumptions on historical experience, currently available information, and various other factors that management believes to be reasonable under the circumstances. Actual results may differ materially from these estimates and assumptions.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in bank deposit accounts and highly liquid investments with an original or remaining maturity of 90 days or less when acquired. At January 3, 2015 and December 31, 2013, the Company had no cash equivalents.

Allowance for Doubtful Accounts

The Company provides credit to its customers in the normal course of business. The Company maintains an allowance for doubtful accounts for those receivables that it determines are no longer collectible. The Company estimates its losses from uncollectable accounts based upon recent historical experience, the length of time the receivable has been outstanding and other specific information as it becomes available. The allowance for doubtful accounts was $0.6 million at January 3, 2015 and December 31, 2013.

Inventories

Inventories are stated at the lower of cost (on first-in, first-out basis) or market and include the cost of materials, labor and manufacturing overhead. Costs related to abnormal amounts of idle facility expense, freight, handling costs, and wasted material are recognized as current period expenses. In addition to stating inventory at the lower of cost or market, the Company also evaluates inventory each reporting period for excess quantities and obsolescence, establishing reserves when necessary based upon historical experience, assessment of economic conditions and expected demand. Once recorded, these reserves are considered permanent adjustments to the carrying value of inventory.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures which significantly increase the value of, or extend the useful lives of property, plant and equipment, are capitalized, while replaced assets are retired when removed from service. Acquired assets to be placed in service are those assets where either (i) the Company has yet to begin using the asset in operations or (ii) additional costs are necessary to complete the asset for the use in operation. Depreciation expense is recorded on assets when they are placed in service.

Depreciation is calculated using the straight-line method over the estimated useful lives of depreciable assets. Useful lives of depreciable assets, by class, are as follows:

Buildings	20 years
Machinery and equipment	3 to 10 years
Leasehold improvements	Lessor of useful life or remaining lease term
Computer equipment and software	3 years
Automobiles	3 years

The Company evaluates the useful lives and potential impairment of property, plant and equipment whenever events or changes in circumstances indicate that either the useful life or carrying value may be impaired. Events and circumstances which may indicate impairment include a change in the use or condition of the asset, regulatory changes impacting the future use of the asset, or projected operating or cash flow losses, or an expectation that an asset could be disposed of prior to the end of its useful life. If the carrying value of the asset is not recoverable based on an analysis of cash flow, a charge for impairment is recorded equal to the amount by which the carrying value of the asset exceeds its fair value, less costs to sell. In these instances, fair value is estimated utilizing either a market approach considering quoted market prices for identical or similar assets, or the income approach determined using discounted projected cash flows. Additionally, the Company analyzes the remaining useful lives of potential impaired assets and adjusts these lives when appropriate.

Goodwill

Goodwill represents the amount of cost over the fair value of the net assets of acquired businesses. Goodwill is carried at the reporting unit level and subject to an annual impairment test (or more often if impairment indicators arise), using an estimated fair value-based approach. Fair value is estimated using a combined weighted average of a market based (utilizing fair value multiples of comparable publicly traded companies) and an income based approach (utilizing discounted projected after tax cash flows). In applying the income based approach, the Company makes assumptions about the amount and timing of future expected cash flows, growth rates and appropriate discount rates. The amount and timing of future cash flows are based on the Company’s most recent long-term financial projections. The Company’s discount rate is determined using estimates of market participant risk-adjusted weighted-average costs of capital and reflects the risks associated with achieving future cash flows. If the estimated fair value of the reporting unit is less than its carrying value, the amount of impairment, if any, is based on the implied fair value of goodwill. The Company has elected October 31st as the annual impairment assessment date and performs additional impairment tests if triggering events occur. There was no impairment of the carrying value of goodwill at October 31, 2014, 2013 or 2012 due to the estimated fair values of the reporting units exceeding the carrying values of those reporting units. However, as discussed in Note 6, there was an impairment of the carrying value of goodwill within one of its reporting units in the first quarter of fiscal year 2013.

Other Intangible Assets

Other intangible assets include the value ascribed to trade names, developed technology and know-how, as well as customer contracts and relationships obtained in connection with acquisitions. The values ascribed to finite lived intangible assets are amortized to expense over the estimated useful life of the assets. The amortization periods are as follows:

Amortization Period
Developed technology and know-how	8.5 years
Customer contracts and relationships	15 years
Trade names	15 years

The Company evaluates indefinite lived intangible assets, for potential impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable through projected undiscounted cash flows expected to be generated by the assets. If the carrying value of an intangible asset is not recoverable, a charge for impairment is recorded equal to the amount by which the carrying value of the asset exceeds its related fair value. The estimated fair value is generally based on projections of future cash flows using the relief-from-royalty method and appropriate discount rates. The Company’s discount rate is determined using estimates of market participant risk-adjusted weighted-average costs of capital and reflects the risks associated with achieving future cash flows.

Revenue Recognition

The Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been performed, the price from the buyer is fixed or determinable, and collectability is reasonably assured.

Amounts billed for shipping and handling fees are classified within net sales in the consolidated statements of operations. Costs incurred for shipping and handling are classified as cost of sales. Shipping and handling fees were not significant for fiscal years 2014, 2013 and 2012.

The Company recognizes an allowance for estimated future sales returns in the period revenue is recorded. The estimate of future returns is based on pending returns and historical return data, among other factors. The allowance for sales returns was $4.5 million and $2.1 million at January 3, 2015 and December 31, 2013, respectively.

A significant portion of the Company’s customer base is comprised of companies within the medical device industry. The Company does not require collateral from its customers.

Taxes collected from customers relating to product sales and remitted to governmental authorities are accounted for on a net basis. Accordingly, such taxes are excluded from both net sales and expenses.

Research and Development Costs

Research and development costs are expensed as incurred.

Environmental Costs

Environmental expenditures that relate to an existing condition caused by past operations and that do not provide future benefits are expensed as incurred. Liabilities are recorded when environmental assessments are made, the requirement for remedial efforts is probable and the amount of the liability can be reasonably estimated. Liabilities are recorded generally no later than the completion of feasibility studies. The Company has an ongoing monitoring and identification process to assess how the activities, with respect to known exposures, are progressing against the recorded liabilities, as well as to identify other potential remediation sites that are presently unknown.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, the Company determines deferred tax assets and liabilities based on the differences between the financial statement and the tax bases of assets and liabilities using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are provided when the Company does not believe it to be more likely than not that the benefit of identified deferred tax assets will be realized. The Company records a liability to recognize the exposure related to uncertain income tax positions taken on returns that have been filed or that are expected to be taken in a tax return. The Company evaluates its uncertain tax positions based on a determination of whether and how much of a tax benefit taken by the Company in its tax filings or positions is more likely than not to be realized. Potential interest and penalties associated with any uncertain tax positions are recorded as a component of income tax expense.

The Company has not provided U.S. income taxes and foreign withholding taxes on the undistributed earnings of foreign subsidiaries as of January 3, 2015 because the Company intends to permanently reinvest such earnings outside the U.S. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.

Share-Based Compensation

The Company’s employees participate in share-based compensation and incentive plans and accounts for these arrangements in the Company’s financial statements using the fair value method. The Company recognizes compensation expense over the requisite service period of the award, which is generally the vesting period, and when attainment of the associated performance criteria becomes probable for stock option awards that vest upon attainment of certain performance targets. Share-based compensation expense is recorded using the graded attribution method, which results in higher compensation expense in the earlier periods than recognition on a straight-line method. The Company records the expense in the consolidated statements of operations in the same manner in which the award recipients’ costs are classified. The fair value of restricted stock awards and restricted stock units is based upon the estimated grant date fair value of the underlying common stock on the grant date. The Company uses the Black-Scholes option-pricing model to estimate the fair value of stock options, inclusive of assumptions for the estimated grant date fair value of the underlying common stock, risk-free interest rates, dividends, expected terms and estimated volatility. The volatility of the common stock is estimated utilizing a weighted average stock price volatility of its publicly traded peer companies, adjusted for the entity’s financial performance and the risks associated with the illiquid nature of the common stock. The risk free rate is based on U.S. Treasury rate for notes with terms best matching of the option’s expected term. The dividend yield assumption of 0.0% is based on the Company’s history and its expectation of not paying dividends on common shares. The Company calculated the weighted-average expected term of the options using the simplified method, which is a method of applying a formula that uses the vesting term and the contractual term to compute the expected term of a stock option. The decision to use the simplified method is based on a lack of relevant historical data. The Company records expense related to awards issued to non-employees over the related service period and periodically revalues the awards as they vest. The accounting for stock options requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Defined Benefit Pension Plans

The Company recognizes the funded status of each of its defined benefit pension and postretirement plans as an asset or liability in the consolidated balance sheets. Changes in the funded status are recognized in the year in which changes occur through other comprehensive loss. The funded status of each of the Company’s plans is measured as of the reporting date.

Accumulated Other Comprehensive Loss

Comprehensive loss is comprised of net loss, plus all changes in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. These changes in equity are recorded as adjustments to accumulated other comprehensive loss in the Company’s consolidated balance sheet. The components of accumulated other comprehensive loss consist of cumulative foreign currency translation adjustments, pension related gains and losses and unrealized gains and losses on investments and derivatives, including interest rate cap structures (“interest rate cap”) and interest rate swap agreements (“interest rate swap”).

Fair Value Measurements

On a recurring basis, the Company measures certain financial assets and liabilities at fair value based upon quoted market prices when available, or from discounted future cash flows. The carrying value of the Company’s financial instruments, including accounts receivable and accounts payable, approximate their fair values due to their short maturities. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The three levels are as follows:

Measurement Type	Description
Level 1	Utilizes quoted market prices for identical assets or liabilities, principally in active brokered markets.

Level 2	Utilizes other observable inputs, including quoted market prices for similar assets or liabilities and market-corroborated inputs.

Level 3	Utilizes unobservable inputs determined using management’s best estimate of inputs that a market participant would use in pricing the asset or liability at the measurement date, including assumptions about risk.

Derivatives and Hedging

The Company formally documents, designates and assesses the effectiveness of transactions that receive hedge accounting treatment initially and on an ongoing basis. All derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivatives that qualify for hedge accounting treatment are recorded in accumulated other comprehensive loss. For the ineffective portions of the qualifying hedges, the change in fair value is recorded through earnings in the period of change. Derivative assets and derivative liabilities are classified as current assets or current liabilities based on the gain or loss position of the contract as of the reporting date.

The Company’s earnings and cash flows are subject to fluctuations due to changes in interest rates on long-term debt, and it seeks to mitigate a portion of these risks by entering into interest rate cap and interest rate swap transactions. The Company reports cash flows arising from its hedging instruments consistent with the classification of cash flows from the underlying hedged items. Accordingly, cash flows associated with the Company’s derivative programs are classified as operating activities in the accompanying consolidated statements of cash flows.

The Company is currently hedging cash flow fluctuations due to interest on long-term debt through March 2018. On March 18, 2014, the Company entered into a series of interest rate swap transactions. Under each interest rate swap agreement, the Company will exchange quarterly fixed payments with quarterly variable payments from the counterparties. Simultaneously, the Company also entered into an Interest Rate Cap Transaction with a counterparty, whereby the Company will receive payments to the extent the three month LIBOR rate exceeds 5%. Prior to March 18, 2014, there were no outstanding derivative transactions.

At January 3, 2015, the Company’s interest rate swap and interest rate cap agreements qualified as cash flow hedges, the fair values of which resulted in a current liability of $3.3 million. The Company expects to ultimately record any gains or losses on the interest rate swap and interest rate cap transactions in earnings consistent with the term of the contract.

During fiscal year 2014, no amounts were reclassified from accumulated other comprehensive income to earnings due to hedge ineffectiveness and no amounts are expected to be reclassified into earnings in fiscal year 2015.

Foreign Currency Translation

The Company has manufacturing subsidiaries in Europe, Mexico, and Malaysia. The functional currency of each of these subsidiaries is the respective local currency. Assets and liabilities of the Company’s foreign subsidiaries are translated into U.S.

dollars using the current rate of exchange existing at period end, while revenues and expenses are translated at average monthly exchange rates. Translation gains and losses are recorded as a component of other comprehensive loss within the consolidated statements of other comprehensive loss. Transaction gains and losses are included in other expense, net. Currency transaction gains included in other expense, net in fiscal years 2014, 2013 and 2012 were $0.9 million, $2.1 million and $0.3 million, respectively.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”. ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In July 2015, the FASB deferred the effective date so that it becomes effective for the Company for annual fiscal periods commencing after December 15, 2017 and for fiscal interim periods after December 15, 2018, with earlier adoption permitted. Entities have the option of using either a full retrospective or a modified approach to adopt the guidance. This update could impact the timing and amounts of revenue recognized. The Company is currently evaluating the effect that implementation of this update will have on its consolidated financial position and results of operations upon adoption.

In April 2015, the FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs”, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the associated debt liability. This standard is effective for fiscal periods beginning after December 15, 2015. Early adoption is permitted. Once adopted, the impact of this standard on the Company’s consolidated financial statements will be limited to a reclassification of deferred financing costs from an asset balance to inclusion as an offset against the carrying value of long term obligations.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory”, which requires an entity to measure inventory at the lower of cost and net realizable value, which is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The standard requires prospective adoption and is effective for annual fiscal periods beginning after December 15, 2016 and interim fiscal periods beginning after December 15, 2017, with earlier adoption permitted for interim periods in the year of adoption. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements when adopted.

3.	Acquisition of Lake Region

As discussed in Note 1, on March 12, 2014, the Company completed the Lake Region Medical Acquisition. The Lake Region Medical Acquisition was completed through a Contribution and Merger Agreement among Accellent Holdings, LRM Holdings (“Buyer”), Accellent Inc., Lake Region and the other parties thereto (the “Contribution and Merger Agreement”). Accellent Holdings formed Buyer and Accellent Inc. formed Lake Region Merger Sub Inc. (“Merger Sub”) for purposes of consummating the transaction. Pursuant to the Contribution and Merger Agreement, Merger Sub merged with and into Lake Region, with Lake Region surviving as a wholly owned subsidiary of Accellent Inc. (“Lake Region Merger”). Immediately prior to closing the transaction, i) certain stockholders of Lake Region, severally and not jointly, contributed certain of their shares of Lake Region common stock to Buyer in exchange for, and in the aggregate, 27.778 million shares of Buyer common stock at $2.70 per share for a value of $75.0 million and ii) certain stockholders of Accellent Holdings, severally and not jointly contributed their respective shares of Accellent Holdings to Buyer in exchange for an equal number of shares of Buyer. Following the contribution of those certain shares of Lake Region common stock to Buyer, the Company paid $315.0 million in cash consideration to the remaining former Lake Region stockholders (“Seller”) for the remaining outstanding shares of Lake Region common stock, which were acquired via the Lake Region Merger, subject to adjustments in respect of outstanding indebtedness, cash, change in control payments and certain expenses of Lake Region. Subsequent to the closing, $3.2 million of working capital adjustments, to the benefit of the Buyer, were identified, reviewed and agreed to by the Seller and received by the Company in June 2014 of the $25.0 million initially held in escrow. In September 2014, the Company received $1.5 million of $2.3 million held in a second escrow. The Company made no further claims under the escrow arrangements and the remaining amounts were released in June 2015 upon expiration of the escrow arrangements. The acquisition of Lake Region supports the Company’s strategic intent to grow its C&V Segment and to create a leading interventional vascular business with more scale, a broader product offering and deeper customer relationships.

The transaction has been accounted for as a business combination. The acquired business contributed net sales of $173.7 million, or 23% of consolidated net sales, in fiscal year 2014. Additionally, the acquired business contributed $7.2 million of pre-tax income in fiscal year 2014. The results of the acquired business are included in the C&V Segment.

The Company generally employs the income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants, and include the amount and timing of future cash flows (including expected growth rates and profitability), the underlying product life cycles, economic barriers to entry, a brand’s relative market position and the discount rate applied to the cash flows, among others.

Significant judgment is required in estimating the fair value of intangible assets acquired in a business combination and in assigning their respective useful lives. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants, and include the amount and timing of future cash flows (including expected growth rates and profitability), the underlying product life cycles, economic barriers to entry, a brand’s relative market position and the discount rate applied to the cash flows, among others. Any resultant allocation of purchase price consideration paid in excess of the fair value of assets assessed and acquired less liabilities assumed was identified accordingly and recognized as goodwill. The Company recognized approximately $181.1 million of goodwill, which is not tax deductible and is primarily due to the inherent long-term value anticipated from the synergies and business opportunities expected to be achieved as a result of the transaction. A summary of the purchase price allocation for the acquisition of Lake Region is as follows:

Consideration transferred (in thousands):

Cash	$315,000
Fair value of equity securities issued by LRM Holdings to Seller	75,000
Reimbursement of transaction costs to Seller	1,669
Working capital adjustment	(3,264)

Total fair value of consideration transferred	$388,405

Fair value measurement of the assets acquired and liabilities assumed (in thousands):

Cash	$9,534
Accounts receivable	22,613
Inventories	32,832
Prepaid expenses and other assets	16,076
Property, plant and equipment	74,869
Definitive life intangible assets
Trade name	16,700
Developed technology and know-how	38,000
Backlog	1,200
Customer relationships	78,000
Goodwill	181,085
Accounts payable, accrued expenses and other liabilities	(37,572)
Deferred tax liabilities	(44,932)

Total net assets acquired	$388,405

Net cash paid (in thousands):

Cash paid at the closing date	$(315,000)
Cash held by Lake Region	9,534
Reimbursement of transaction costs to Seller	(1,669)
Working capital adjustment received	3,264

Net cash paid	$(303,871)

The Company incurred transaction related costs of $5.9 million during fiscal year 2014. These costs consisted primarily of legal and accounting fees and have been recorded in selling, general and administrative expenses. The $133.9 million of acquired intangible assets is comprised of trade name of $16.7 million, technology of $38.0 million, backlog of $1.2 million and customer relationships of $78.0 million, with weighted average amortization periods of 15 years, 11 years, 1 year and 15 years, respectively. The amortization expense related to the acquired intangible assets in fiscal year 2014 was $8.7 million. In fiscal year 2014, the $6.3 million related to the inventory fair value adjustment from the purchase price allocation was recorded to cost of sales.

4.	Inventories

Inventories consisted of the following (in thousands):

	As of
	January 3, 2015	December 31, 2013
Raw materials	$22,849	$13,885
Work-in-process	41,233	29,969
Finished goods	25,109	17,834

	$89,191	$61,688

During fiscal years 2014, 2013 and 2012, the Company recorded charges for excess and obsolete inventory of $0.7 million, $1.3 million and $0.9 million, respectively.

5.	Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	As of
	January 3, 2015	December 31, 2013
Land	$7,928	$3,769
Buildings	47,469	15,947
Machinery and equipment	209,887	178,354
Leasehold improvements	16,439	17,061
Computer equipment and software	41,991	33,735
Acquired assets to be placed in service	26,298	16,570

	350,012	265,436
Less—Accumulated depreciation	(163,375)	(148,479)

Property, plant and equipment, net	$186,637	$116,957

Cost and accumulated depreciation for property retired or disposed of are removed from the accounts, and any gain or loss on disposal is recorded in earnings. Capitalized interest in connection with constructing property and equipment was not material. Depreciation expense was $25.8 million, $18.1 million and $25.1 million for fiscal years 2014, 2013 and 2012, respectively.

6.	Goodwill and Other Intangible Assets

The Company reports all amortization expense related to finite lived intangible assets separately within its consolidated statements of operations. For fiscal years 2014, 2013 and 2012, the Company recorded amortization expense related to intangible assets as follows (in thousands):

	Fiscal Years
	2014	2013	2012
Cost of sales	$3,596	$1,988	$1,988
Selling, general and administrative	21,443	12,951	12,951

Total amortization reported	$25,039	$14,939	$14,939

Goodwill consisted of the following (in thousands):

	As of
	January 3, 2015	December 31, 2013
Goodwill	$1,000,269	$836,742
Accumulated impairment losses	(280,427)	(280,427)

Goodwill carrying amount	$719,842	$556,315

Upon completing the acquisition of Lake Region in March 2014, the Company concluded it would change its name to Lake Region Medical and no longer use the trade name “Accellent” (“Accellent Trade Name”). Immediately prior to the business combination, the Company had a carrying value of $29.4 million related to the Accellent Trade Name. The planned change in name represented a triggering event for impairment testing that resulted in the recording of an impairment charge related to the Accellent Trade Name of $26.8 million in the first quarter of fiscal year 2014. The then remaining balance of $2.6 million was amortized through the end of fiscal year 2014, its remaining useful life. The Company recorded a tax benefit of $11.1 million on a discrete basis related to the impairment.

During the first quarter of 2013, the Company reorganized its business into the AS Segment and C&V Segment. The evaluation of the reporting units had also been reassessed and changed to reflect the current structure and operations. During the first quarter of fiscal 2013, goodwill was assigned to the new Advanced Surgical (“AS”) reporting unit and Cardio & Vascular (“C&V”) reporting unit based on the relative fair values of the reporting units. This resulted in goodwill of $134 million being assigned to its AS reporting unit, and $485.4 million being assigned to its C&V reporting unit. After the preliminary allocation of the goodwill, the carrying amount of the AS reporting unit exceeded its fair value by approximately $16 million, which required the Company to perform an interim goodwill impairment test for the AS reporting unit. Pursuant to the next step of impairment testing, the Company calculated an implied fair value of goodwill based on a hypothetical purchase price allocation. As a result, the Company recorded a pre-tax goodwill impairment charge of $63.1 million in fiscal year 2013.

The acquired tax basis of goodwill amortizable for federal income tax purposes is approximately $110.9 million. The remaining amortizable tax basis of goodwill is $15.4 million at January 3, 2015.

There were no changes in the carrying value of goodwill in fiscal year 2012. The following table depicts the change in the Company’s goodwill during fiscal years 2013 and 2014 (in thousands):

	Cardio & Vascular	Advanced Surgical	Total
Balance December 31, 2012	$—	$—	$619,443
Transfer to segments	485,354	134,089	—
Impairment	—	(63,128)	(63,128)

Balance at December 31, 2013	485,354	70,961	556,315
Acquisition of Lake Region	181,085	—	181,085
Effect of foreign currency translation	(17,558)	—	(17,558)

Balance at January 3, 2015	$648,881	$70,961	$719,842

Intangible assets consisted of the following at January 3, 2015 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology and know-how	$53,832	$(19,759)	$34,073
Customer contracts and relationships	268,700	(124,992)	143,708
Trade names and trademarks	19,300	(3,506)	15,794
Backlog	1,147	(940)	207

Total	$342,979	$(149,197)	$193,782

Intangible assets consisted of the following at December 31, 2013 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology and know-how	$16,991	$(16,162)	$829
Customer contracts and relationships	197,575	(107,996)	89,579
Trade names and trademarks	29,400	—	29,400

Total intangible assets	$243,966	$(124,158)	$119,808

Estimated intangible asset amortization expense for future fiscal years is as follows (in thousands):

Amount
2015	$22,926
2016	22,719
2017	22,719
2018	22,719
2019	22,719
Thereafter	79,980

Total	$193,782

The remaining weighted average amortization periods for the Company’s finite lived intangible assets at the end of fiscal years 2014 and 2013 were as follows (in years):

	As of
	January 3, 2015	December 31, 2013
Developed technology and know-how	9.9	0.4
Customer contracts and relationships	9.2	6.9
Trade names and trademarks	14.2	—
Customer backlog	0.2	—
Total finite lived intangible assets	9.7	6.9

7.	Other Liabilities

Other liabilities consisted of the following (in thousands):

	As of
	January 3, 2015	December 31, 2013
Pension and other retirement plan liabilities	$6,288	$4,826
Environmental liabilities	1,273	1,334
Deferred compensation	590	501
Restructuring liabilities	886	736
Other long-term liabilities	443	386

Total	$9,480	$7,783

8.	Long-Term Debt

Long-term debt consisted of the following (in thousands):

	As of
	January 3, 2015	December 31, 2013
First Lien Loan maturing on March 12, 2021, interest at 4.5%	$828,738	$—
Second Lien Loan maturing on March 12, 2022, interest at 7.5%	220,000	—
Senior secured notes maturing on February 1, 2017, interest at 8.375% (“Senior Secured Notes”)	—	400,000
Senior subordinated notes maturing on November 1, 2017, interest at 10.0% (“Senior Subordinated Notes”)	—	315,000
Capital lease obligations	—	9

Total debt	1,048,738	715,009
Less—unamortized discount	—	(1,350)
Less—current portion	(8,350)	(7)

Long-term debt, excluding current portion	$1,040,388	$713,652

As of December 31, 2013, the Company had outstanding $400 million of 8.375% senior secured notes due 2017 (“2017 Senior Secured Notes”) and $315 million of 10% senior subordinated notes due 2017 (“2017 Senior Subordinated Notes”) and had available a $75 million asset based revolver with no outstanding borrowings. The 2017 Senior Secured Notes were issued in 2010 at a price of 99.9349% of par value, representing original issuance discount of $2.6 million. The 2017 Senior Secured Notes and 2017 Senior Subordinated Notes carried redemption rights, were subject to certain restrictions and were jointly and severally guaranteed on a senior secured basis by the Company and all of the Company’s domestic subsidiaries. All obligations under these notes, and the guarantees of those obligations, were secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of the guarantors. The indentures that governed these notes and the credit agreement that governed the asset based revolver contained restrictions on the Company’s ability, and the ability of the Company’s subsidiaries: to (i) incur additional indebtedness or issue preferred stock; (ii) repay subordinated indebtedness prior to its stated maturity; (iii) pay dividends on, repurchase or make distributions in respect of the Company’s capital stock, or make other restricted payments; (iv) make certain investments; (v) sell certain assets; (vi) create liens; (vii) consolidate, merge, sell, or otherwise dispose of all or substantially all of the Company’s assets; and (viii) enter into certain transactions with the Company’s affiliates. The discount and costs incurred on the issuance of these notes and credit agreement were being amortized as a component of interest expense over seven years.

In March 2014, in connection with the acquisition of Lake Region, the Company obtained $1.06 billion of new debt financing sufficient to finance the acquisition, repay the Company’s Senior Secured Notes and Senior Subordinated Notes (collectively the “Notes”), and pay transaction expenses (the “Refinancing”). On March 12, 2014, the Company completed its cash tender offers for any and all of (i) the $400 million aggregate principal amount of its outstanding Senior Secured Note and (ii) the $315 million aggregate principal amount of its outstanding Senior Subordinated Notes. A total of $368.7 million in aggregate principal amount, or approximately 92.16%, of the outstanding amount of the Senior Secured Notes, and $244.6 million in aggregate principal amount, or approximately 77.66%, of the outstanding amount of the Senior Subordinated Notes were repurchased by the Company in tender offers. Additionally on March 12, 2014, the Company transferred $111.7 million to the note paying agent to be held in escrow as payment to the holders that did not tender on the Senior Secured and Senior Subordinated Notes. On April 11, 2014, the note paying agent redeemed all of the Notes remaining outstanding after the consummation of the tender offers, including $31.3 million aggregate principal amount of the Senior Secured Notes and $70.4 million aggregate principal amount of the Senior Subordinated Notes (the “Redemption”). The Senior Secured Notes were redeemed at a redemption price of 103.0%, together with accrued and unpaid interest and the Senior Subordinated Notes were redeemed at a redemption price of 107.5%, together with accrued and unpaid interest.

In connection with the early repayment of existing debt, the Company recognized a loss on the debt extinguishment of $53.4 million, which includes $42.3 million of existing debt prepayment fees, $9.8 million of existing deferred financing fees, net and $1.3 million of existing discount on the Notes. As part of the Refinancing, the Company terminated its revolving credit facility.

The following describes the significant terms and conditions of the Company’s long-term debt arrangements in place at January 3, 2015.

First Lien Loan

The First Lien Loan (“First Lien”) administered by UBS AG - Stamford (“UBS”) totaling $835.0 million bears interest at an all-inclusive interest rate of 4.5% which includes a 3.5% margin, and for the first year of the loan, the LIBOR rate is fixed at 1% floor. After the first year, the rate is the greater of the 1% floor or the three month LIBOR. The alternative base rate (“ABR”) rate is the Federal prime rate plus a margin of 2.50%. Choosing between the ABR rate or LIBOR rate for the year is determined at the Company’s discretion, once chosen the contract for ABR or LIBOR is 12 months. The Company has elected the LIBOR rate for the first 12 months. The First Lien matures on March 12, 2021. Interest is payable quarterly, commencing June 12, 2014. Principal payments of the First Lien Loan are payable in quarterly installments at 0.25% of initial aggregate principal commencing June 30, 2014 that are approximately $2.1 million and running through December 31, 2020, with the remaining principal payment of approximately $778.6 million due at maturity.

The Company’s obligations under the First Lien are jointly and severally guaranteed on a secured basis by the Company and all of the Company’s domestic subsidiaries. All obligations under the First Lien, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of the guarantors.

The Company may redeem the First Lien, in whole or in part, at a price equal to 100.00% of the principal amount thereof plus accrued and unpaid interest, if any, if the payment occurs on or before March 11, 2021.

Included in the First Lien is a Revolving Credit Commitment (the “Revolver”) with a syndicate of financial institutions. The Revolver provides for revolving credit financing of up to $75.0 million, which includes a Swingline Commitment of $15.0 million, subject to borrowing base availability, and matures on March 12, 2019. Borrowings under the Revolver bear interest at a rate per annum equal to, at the Company’s option: either (1) the ABR rate of the Federal prime rate plus a margin of 2.5%, or (2) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period of intended borrowing plus a margin of 3.5%. In addition to interest on any outstanding borrowings under the Revolver, the Company is required to pay a commitment fee of 0.50% per annum related to unutilized commitments. The Company must also pay customary administrative agency fees and customary letter of credit fees equal to the applicable margin on LIBOR loans. Total amount of commitment, administrative agency and letter of credit fees incurred under the Revolver in fiscal year 2014 were minimal and are included within “Interest expense, net” in the accompanying condensed consolidated statements of operations. The Company’s aggregate borrowing capacity was $62.8 million, after giving effect to outstanding letters of credit totaling $12.2 million and there were no amounts outstanding under the Revolver at January 3, 2015.

All outstanding borrowings under the Revolver are due and payable in full on March 12, 2019 and are unconditionally guaranteed jointly and severally on a secured basis by all the Company’s existing and subsequently acquired or organized, direct or indirect U.S. restricted subsidiaries.

Solely with respect to any borrowings under the Revolver, the Company will not be permitted to have a First Lien Leverage Ratio greater than 7.75 to 1.00 for any trailing twelve month period beginning after June 30, 2014. The First Lien Leverage Ratio is the ratio of Consolidated First Lien Secured Debt minus cash and cash equivalents of the borrower, then divided by Consolidated EBITDA as defined in the agreement.

Second Lien Loan

The Second Lien Loan (“Second Lien”) administered by Goldman Sachs Bank USA (“Goldman Sachs”) totaling $220.0 million bears interest at an all-inclusive interest rate of 7.5%, per annum which includes a 6.5% margin for LIBOR loans and for the first year of the loans, the LIBOR rate is fixed at 1% floor. After the first year the rate is the greater of the 1% LIBOR floor or the three month LIBOR. The ABR rate is the Federal prime rate plus a margin of 5.50%. Choosing between ABR or LIBOR rate for the year is determined at the Company’s discretion. Once chosen the contract for ABR or LIBOR is 12 months. The Company has elected the LIBOR rate for the first 12 months. The Second Lien matures on March 12, 2022. Interest is payable quarterly, commencing June 12, 2014. Principal payment of the Second Lien is due at maturity.

The Company’s obligations under the Second Lien are jointly and severally guaranteed on a secured basis by the Company and all of the Company’s domestic subsidiaries. All obligations under the Second Lien, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of the guarantors.

The Company may redeem the Second Lien, during any 12-month period commencing on the issue date, in whole or in part, at a price equal to 102.00% of the principal amount thereof plus accrued and unpaid interest, if any, if the prepayment occurs prior to March 12, 2015; at a price equal to 101.00% of the principal amount thereof plus accrued and unpaid interest, if any, if the prepayment occurs on or after March 12, 2015 through March 11, 2016; and at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, if the prepayment occurs on or after March 12, 2016 through March 11, 2022.

The indentures that govern the First Lien and Second Lien and the credit agreement that governs the Revolver, contain restrictions on the Company’s ability, and the ability of the Company’s subsidiaries: to (i) incur additional indebtedness or issue preferred stock; (ii) create liens; (iii) consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets; (iv) sell certain assets; (v) repay subordinated indebtedness prior to its stated maturity; (vi) pay dividends on, repurchase or make distributions in respect of the Company’s capital stock or make other restricted payments; (vii) make certain investments; (viii) enter into certain transactions with the Company’s affiliates.

Annual minimum principal payments on the Company’s long-term debt in future fiscal years are as follows (in thousands):

Amount
2015	$8,350
2016	8,350
2017	8,350
2018	8,350
2019	8,350
Thereafter	1,006,988

Total	$1,048,738

Interest expense, net, as reported in the statements of operations for fiscal years 2014, 2013 and 2012 has been offset by interest income of $0.1 million, $47,000 and $0.1 million, respectively.

Costs incurred in connection with the issuance of debt is deferred and amortized over the term of the debt on a straight-line basis as a component of interest expense. As of January 3, 2015 and December 31, 2013, the unamortized balance of deferred financing costs included in other assets in the accompanying consolidated balance sheets was $21.3 million and $10.3 million, respectively.

9.	Discontinued Operations and Divestitures

The Company sold certain of its businesses during fiscal year 2012 that were accounted for as discontinued operations. One of the sale transactions was consummated on December 31, 2012 and accounted for as sold as of and for fiscal year 2012. However, the cash proceeds resulting from the sale, which totaled $8.3 million, were not received at closing and were received in fiscal year 2013. In fiscal year 2013, the Company incurred $0.1 million of expenses related to the disposed businesses and reported this amount as loss from discontinued operations, net in the accompanying consolidated statements of operations and cash flows.

The Company recorded the following amounts for fiscal years 2013 and 2012, within net loss from discontinued operations - net of tax (in thousands):

	2013	2012
Loss on disposition of discontinued operations	$(63)	$(5,194)
Income from discontinued operations prior to disposition	—	1,593

Net loss from discontinued operations - net of tax	$(63)	$(3,601)

In connection with the sale of these businesses during the year ended December 31, 2012, the Company allocated $10.4 million of goodwill to these businesses, using the relative fair value method, which was included in the determination of loss on disposition of discontinued operations - net of tax.

Summary results of the discontinued operations prior to disposition for fiscal year 2012 follows (in thousands):

Sales	$15,858
Costs and expenses	14,266

Operating income from discontinued operations	1,592
Other income, net	1

Net loss from discontinued operations - net of tax	$1,593

10.	Capital stock

The Company’s Board of Directors has authorized the issuance of up to 250,000,000 shares of capital stock, consisting of 50,000,000 shares of $0.01 par value preferred stock and 200,000,000 shares of $0.01 par value common stock. Upon formation of LRM Holdings and in connection with the Lake Region Merger, all outstanding common stock, stock options and other share-based awards of Accellent Holdings were converted into common stock, stock options and other share-based awards of LRM Holdings on a 1:1 basis with the same rights, terms and conditions.

LRM Holdings is party to a registration rights agreement with entities affiliated with the Company’s principal stockholder, KKR & Co. L.P., (“KKR”), and entities affiliated with another significant stockholder, Bain Capital (“Bain”), (each a “Sponsor Entity” and together the “Sponsor Entities”) pursuant to which the Sponsor Entities are entitled to certain demand rights with respect to the registration and sale of their shares of LRM Holdings.

11.	Restructuring Expenses

In December 2011, the Company’s Board of Directors approved a plan of closure with respect to the Company’s manufacturing facility in Manchester, England. In April of 2012, the Manchester facility was closed, and substantially all employees were terminated. All affected employees were provided stay bonuses as well as one-time termination benefits that were received upon cessation of employment, provided they remained with the Company through the closing date. The total one-time termination benefits totaled approximately $0.6 million and were recorded over each employee’s remaining service period as they were required to stay through their termination date to receive the benefits. During fiscal year 2013, the Company recorded approximately $0.3 million related to lease termination costs. All other restructuring costs related to the Manchester, England facility in fiscal year 2013 were negligible. During fiscal year 2012, the Company recorded $1.4 million of restructuring costs, including $1 million related to lease termination costs and $0.4 million related to one-time termination benefits that are recorded within “Restructuring expenses” in the accompanying consolidated statements of operations.

In April 2012, the Company announced a plan to close its manufacturing facility in Englewood, Colorado. The Company completed the facility closure in fiscal year 2013 upon completion of the transfer of the facility’s business to other of the Company’s facilities. In connection with the closure, the Company provided certain one-time termination benefits to affected employees. These one-time termination benefits were recorded over each employee’s remaining service period as employees were required to stay through their termination date to receive the benefits. During fiscal year 2013 and 2012, the Company recorded $0.2 million and $1.5 million of restructuring costs related to the facility’s closure, which consisted primarily of costs related to one-time termination benefits, and are recorded within “Restructuring expenses” in the accompanying consolidated statements of operations.

In fiscal year 2014, the Company announced the planned closure of its Arvada, Colorado site, the consolidation of its two Galway, Ireland sites and other restructuring actions that will result in a reduction in staff across both manufacturing and administrative functions at certain locations. All affected employees were offered individually determined severance arrangements. The decision to close its Arvada site and to consolidate its two Galway, Ireland sites results from the Company’s manufacturing strategy developed as part of the integration resulting from the Lake Region Merger in March 2014. For fiscal year 2014, the Company recorded a restructuring charge of $3.1 million relating to planned and actual staff reductions, including obligations for employee severances. The Company will incur additional restructuring charges related to the planned staff reductions through the first half of 2016, when the planned facilities consolidation and staff reductions are expected to be completed. Additional restructuring charges related to closing facilities and relocation of manufacturing equipment are also expected. The cash payments related to these restructuring actions are expected to continue through 2016, and possibly early 2017.

The following table summarizes the amounts recorded related to restructuring activities in fiscal years 2014, 2013 and 2012 (in thousands):

	Employee Costs	Other Exit Costs	Total
Balance, January 1, 2012	$340	$—	$340
Restructuring expenses incurred	1,886	980	2,866
Cash payments	(897)	(190)	(1,087)

Accrual Balance, December 31, 2012	1,329	790	2,119
Restructuring expenses incurred	(16)	296	280
Cash payments	(1,240)	(162)	(1,402)

Accrual Balance, December 31, 2013	73	924	997
Restructuring expenses incurred	3,091	47	3,138
Cash payments	(502)	(194)	(696)

Accrual Balance, January 3, 2015	$2,662	$777	$3,439

The restructuring expenses incurred are reflected in the accompanying consolidated statements of operations and the accrual balances as of January 3, 2015 and December 31, 2013 are included in accrued expenses and other current liabilities or other liabilities in the accompanying consolidated balance sheets as of their respective periods and depending on timing of the expected cash payments.

12.	Share-Based Compensation

The Company’s employees participate under an Amended and Restated 2005 Equity Plan for Key Employees of Lake Region Medical Holdings, Inc. and its subsidiaries and affiliates (the “2005 Equity Plan”), which provides for grants of common stock in the form of incentive stock options, nonqualified stock options, restricted stock, restricted stock units and stock appreciation rights.

The 2005 Equity Plan requires exercise of stock options within 10 years of grant. Vesting is determined in the applicable stock option agreement and occurs either in equal installments over 5 years from the date of grant (“Time-Based”), or upon achievement of certain performance targets over a five-year period (“Performance-Based”). Targets underlying the vesting of Performance-Based awards are achieved upon the attainment of a specified level of targeted adjusted earnings performance “Adjusted EBITDA”, as defined in the Company’s long-term debt agreements and as measured each calendar year. The vesting requirements for Performance-Based awards permit a catch-up of vesting should the target not be achieved in the specified calendar year but is achieved in a subsequent calendar year within the five-year vesting period. As of January 3, 2015, the achievement of the underlying performance targets for outstanding Performance-Based awards is not deemed probable. The Company has not granted any Performance-Based awards since 2013. Certain of the share-based awards granted and outstanding as of January 3, 2015, are subject to accelerated vesting upon a sale of the Company or similar changes in control.

At January 3, 2015, the total number of shares authorized under the 2005 Equity Plan is 17.4 million shares and 3.6 million shares were available for future grant.

The fair value of the common stock is determined by the Company’s board of directors utilizing weighted market-based and discounted cash flow approaches and applying a variety of factors, including the entity’s financial position, historical financial performance, projected financial performance, valuations of publicly traded peer companies, the illiquid nature of the common stock, and arm’s length sales of its common stock. The fair value of the common stock was $2.70 and $2.70 per share at January 3, 2015 and December 31, 2013, respectively.

Share-based compensation expense

The Company’s share-based compensation expense (benefit) for fiscal years 2014, 2013 and 2012 was as follows (in thousands):

	Fiscal Years
	2014	2013	2012
Roll-over options	$(2)	$(65)	$(2)
Restricted stock awards and units	387	407	150
Time-Based awards	1,144	651	561

	$1,529	$993	$709

During fiscal years 2014, 2013 and 2012, the Company did not achieve the performance targets required for outstanding Performance-Based awards to vest and, as of January 3, 2015, any future vesting of the outstanding awards is not probable. Accordingly, no share-based compensation expense related to Performance-Based awards has been recorded. As of January 3, 2015, Performance-Based awards in the form of options to acquire 4.5 million shares of common stock were outstanding.

Share-based compensation expense was recorded in the consolidated statements of operations for fiscal years 2014, 2013 and 2012 follows (in thousands):

	Fiscal Years
	2014	2013	2012
Cost of sales	$599	$340	$158
Selling, general and administrative	930	653	551

	$1,529	$993	$709

Restricted stock awards and units

Prior to fiscal year 2014, the Company granted restricted stock awards that were subject to forfeiture over vesting terms of one to five years. In fiscal year 2014, the Company exchanged the restricted stock awards for restricted stock units under the same terms and conditions. The exchange of restricted stock awards for restricted stock units has been accounted for as a modification and did not have a material effect upon the consolidated financial statements in fiscal year 2014. Restricted stock awards and units are generally issued for no consideration.

A summary of restricted stock awards and units activity for fiscal year 2014 is as follows:

	Number of Shares	Weighted Average Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Issued and unvested, January 1, 2014	630,000	5.0	$1,575
Granted	—
Vested	(155,000)
Forfeited, canceled or expired	—

Issued and unvested, January 3, 2015	475,000	4.0	$1,188

Shares expected to vest	475,000	4.0	$1,188

At January 3, 2015, there is $1.3 million of unrecognized share-based compensation expense yet to recognize related to restricted stock units, which is expected to be recognized over the next 4.0 years.

Stock options

A summary of stock option activity for fiscal year 2014 is as follows:

	Number of shares	Weighted average exercise price per share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2014	11,252,455	$2.78	7.0	$48
Granted	1,625,000	2.70	9.5	—
Forfeited	(169,000)	2.60	7.0	—

Outstanding at January 3, 2015	12,708,455	$2.77	6.2	$391

Vested or expected to vest at January 3, 2015	7,811,450	$2.83	6.2	$391

Exercisable at January 3, 2015	3,982,563	$2.96	6.2	$391

The weighted-average assumptions used for calculating the fair value of stock options granted during fiscal year 2014, 2013 and 2012, is as follows:

	Fiscal Years
	2014	2013	2012
Expected term to exercise (in years)	6.5	6.5	6.5
Expected volatility	28.73%	28.93%	28.98%
Risk-free rate	1.91%	1.99%	1.14%
Dividend yield	—%	—%	—%

At January 3, 2015, there is $3.7 million of unrecognized share-based compensation expense attributed to Time-Based awards that is expected to be recognized over 3.5 years, the remaining weighted-average vesting period for Time-Based awards. In addition, at January 3, 2015, there is $4.4 million of unrecognized share-based compensation expense attributed to Performance-Based awards that may be recognized over 3.5 years should the underlying performance targets become probable.

In 2005, fully vested stock options, or “Roll-Over” options were issued to employees with an exercise price of $1.25 per share in exchange for replaced awards. The Company had, at its option, the right to repurchase the Roll-Over options at fair market value from terminating employees within 60 days of termination and provide employees with settlement options to satisfy tax obligations in excess of minimum withholding rates. As a result of these features, the Roll-Over options were recorded as a liability, included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets, until such options were exercised, forfeited, expired or settled. As of January 3, 2015, no Roll-Over options remain outstanding.

The table below summarizes the activity relating to the Roll-Over options during fiscal years 2014, 2013 and 2012:

	Fiscal Years
	2014		2013		2012
	Liability (in thousands)	Roll-Over Options Outstanding	Liability (in thousands)	Roll-Over Options Outstanding	Liability (in thousands)	Roll-Over Options Outstanding
Balance at beginning of fiscal year	$31	20,182	$141	80,727	$355	201,817
Options exercised	(29)	(20,182)	(45)	(60,545)	(177)	(100,908)
Options forfeited	—	—	—	—	(35)	(20,182)
Change in fair value	(2)	—	(65)	—	(2)	—

Balance at end of fiscal year	$—	—	$31	20,182	$141	80,727

The Roll-Over options permitted net settlement by the holder of the option and, therefore, no cash was required to be exchanged upon exercise.

As of December 31, 2013, the Roll-Over options had a weighted average estimated fair value of $1.45 per share based on the Black-Scholes option-pricing model. Weighted average assumptions used in fiscal year 2013 and 2012 were:

	Fiscal Years
	2013	2012
Expected term to exercise (in years)	0.4	1.0
Expected volatility	20.9%	26.3%
Risk-free rate	0.1%	0.3%
Dividend yield	—%	—%

Director’s Deferred Compensation Plan

The Company maintains a Directors’ Deferred Compensation Plan (the “Directors’ Plan”) for all non-employee directors. The Plan allows each non-employee director to elect to defer receipt of all or a portion of their annual directors’ fees to a future date or dates. Any amounts deferred under the Directors’ Plan are credited to a phantom stock account. The number of phantom shares of common stock credited to each director’s phantom stock account is determined based on the amount of the compensation deferred during any given year, divided by the then fair market value per share of the common stock as determined in the good faith discretion by the Company’s Board of Directors, or $2.70 at January 3, 2015. During fiscal years 2014, 2013 and 2012, the Company recorded compensation expense related to the Directors’ Plan of $0.1 million.

13.	Employee Benefit Plans

Defined Benefit Pension Plans

The Company has pension plans covering employees at two facilities, one in the United States of America (the “Domestic Plan”) and one in Germany (the “Foreign Plan”).

The Domestic Plan was frozen as to new participants in November 2006. In fiscal year 2014, the Company implemented a plan to terminate the Domestic Plan (see Curtailment and Settlement below) and, as of January 3, 2015, the Domestic Plan held no assets and the obligation was completely settled. Benefits for the Domestic Plan were provided at a fixed rate for each month of service. The Company’s funding policy was consistent with the minimum funding requirements of laws and regulations. For the Domestic Plan, plan assets as of December 31, 2013 consisted of equity and fixed income investment funds. The Foreign Plan is an unfunded frozen pension plan and is limited to covering employees hired before 1993.

The Company recognizes the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of its benefit plans in the consolidated balance sheet, with a corresponding adjustment to other comprehensive loss as of the end of each fiscal year. The measurement date used in determining the projected benefit obligation is December 31, consistent with the plan sponsor’s fiscal year end. As of January 3, 2015 and December 31, 2013, the Accumulated Benefit Obligation of the Company’s defined benefit pension plans totaled $3.8 million and $4.8 million, respectively.

The change in the projected benefit obligation is as follows (in thousands):

	Fiscal Years
	2014	2013	2012
Benefit obligation at beginning of year	$5,328	$5,053	$4,011
Service cost	83	76	51
Interest cost	177	192	188
Actuarial loss	1,250	(16)	864
Currency translation adjustment	(597)	154	71
Benefits paid	(80)	(131)	(132)
Settlement/curtailment	(1,652)	—	—

Benefit obligation at end of year	$4,509	$5,328	$5,053

The change in Domestic Plan assets during fiscal years 2014, 2013 and 2012 were as follows (in thousands):

	Fiscal Years
	2014	2013	2012
Fair value of plan assets at beginning of year	$1,381	$1,063	$883
Actual return on plan assets	—	195	123
Employer contributions	278	183	114
Benefits paid	(7)	(60)	(57)
Settlement/curtailment	(1,652)	—	—

Fair value of plan assets at end of year	$—	$1,381	$1,063

A reconciliation of the accrued benefit cost for both the Domestic and Foreign Plans recognized in the financial statements is as follows (in thousands):

	As of
	January 3, 2015	December 31, 2013
Funded status	$(4,509)	$(3,947)
Unrecognized net actuarial gain	1,647	955

Accrued benefit obligation	(2,862)	(2,992)

Presented as current liabilities	(74)	(80)
Presented as other long-term liabilities	(4,435)	(3,867)
Accumulated other comprehensive income	1,647	955

Total	$(2,862)	$(2,992)

The following changes in projected benefit obligations were recognized in other comprehensive loss for fiscal years 2014, 2013 and 2012:

	Fiscal Years
	2014	2013	2012
Net actuarial pension gain (loss)	$(2,123)	$170	$(935)
Curtailment loss	338	—	—
Amortization of net actuarial pension loss	38	34	93

Total recognized in other comprehensive loss (income)	$(1,747)	$204	$(842)

Total recognized in net periodic benefit cost and other comprehensive income (loss)	$(2,375)	$(21)	$1,050

As of January 3, 2015, there was approximately $1.6 million of accumulated unrecognized net actuarial loss that has yet to be recognized as a component of net periodic benefit cost in the future periods. Of this amount the Company expects to recognize approximately $0.1 million in earnings as a component of net periodic benefit cost during fiscal year 2015. The Company does not expect to be required to make any contributions to the Company’s funded plans in fiscal 2016.

Components of net periodic benefit cost for both the Domestic and Foreign Plan were as follows (in thousands):

	Fiscal Years
	2014	2013	2012
Service cost	$83	$76	$51
Interest cost	177	192	188
Expected return of plan assets	(8)	(77)	(63)
Recognized net actuarial loss	38	34	32
Settlement/curtailment	338	—	—

Total net periodic benefit cost	$628	$225	$208

Assumptions for benefit obligations were as follows:

	As of
	January 3, 2015	December 31, 2013
Discount rate	2.3%	3.9%
Rate of compensation increase	3.0%	2.2%

Assumptions for net periodic benefit costs were as follows:

	Fiscal Years
	2014	2013	2012
Discount rate	2.7%	3.7%	4.7%
Expected long term return on plan assets	—%	7.0%	7.0%
Rate of compensation increase	3.0%	2.2%	2.0%

To develop the expected long-term rate of return on plan assets, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio and the payment of plan expenses from the pension trust. This resulted in the selection of the 7.0% expected long-term rate of return on plan assets assumption.

To develop the discount rate utilized in determining benefit obligations and net periodic benefit cost, the Company performed a cash flow analysis using third party pension discount curve information and the projected cash flows of the plan as of the measurement date.

Estimated annual future benefit payments for the Foreign Plan in future fiscal years are as follows:

Fiscal year	Amount (in thousands)
2015	$74
2016	74
2017	96
2018	99
2019	100
Thereafter	641

The fair values of the Company’s Domestic Plan’s assets at December 31, 2013 by asset class, classified according to the fair value hierarchy were as follows:

	Total Carrying Value	Quoted Market Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fixed income securities	$6	$6	$—	$—
Short-term fixed income securities	1,375	1,375	—	—

	$1,381	$1,381	$—	$—

The Domestic Plan’s target asset allocation by asset class at December 31, 2013 were as follows:

Domestic equity	69.0%
Fixed income	31.0%

The asset allocation policy was developed in consideration of the long-term investment objective of ensuring that there is an adequate level of assets to support benefit obligations to plan participants. A secondary objective is minimizing the impact of market fluctuations on the value of the plans’ assets.

In addition to the broad asset allocation described above, the following policies apply to the individual asset classes:

i.	Fixed income investments shall be oriented toward investment grade securities rated “BBB” or higher. They are diversified among individual securities and sectors.

ii.	Equity investments are diversified among individual securities, industries and economic sectors. Most securities held are issued by companies with medium to large market capitalizations.

Curtailment and Settlement

In fiscal year 2014, in connection with a plan to terminate the Domestic Plan, the Company offered participants either lump-sum payment or fully funded annuities to settle their remaining pension benefit. As part of this program, the Company settled $1.7 million of its pension obligations for U.S. participants with an equal amount paid from plan assets and additional Company contributions. As a result, the Company recorded settlement losses of $0.3 million in fiscal year 2014. These settlement charges were recorded in selling, general and administrative expenses with a corresponding balance sheet reduction in accumulated other comprehensive loss.

401(k) and Other Plans

The Company has a 401(k) plan (“401(k) Plan”) available for most employees. An employee may contribute up to 50% of gross salary to the 401(k) Plan, subject to certain maximum compensation and contribution limits as adjusted from time to time by the Internal Revenue Service. The Company’s Board of Directors determines annually the amount of contribution, if any, the Company shall make to the 401(k) Plan. The employees’ contributions vest immediately, while the Company’s contributions vest over a five-year period. The Company matches 50% of an employee’s contributions for the first 6% of the employee’s gross salary at a maximum contribution rate per employee of 3% of the employee’s gross salary. The Company’s matching contributions totaled $3.7 million, $2.5 million and $2.4 million for fiscal years 2014, 2013 and 2012, respectively.

The Company also continued the 401(k) plan available for the Lake Region employees subsequent to the Lake Region Medical Acquisition through December 31, 2014. This plan was available for most Lake Region employees whereby employees were allowed to contribute up to 50% of gross salary to the plan, subject to certain maximum compensation and contribution limits as adjusted from time to time by the Internal Revenue Service. Lake Region matched 50% of an employee’s contributions for the first 6% of the employee’s gross salary at a maximum contribution rate per employee of 3% of the employee’s gross salary. The Company’s matching contributions for fiscal year 2014 totaled $0.7 million and vest over a five-year period. The plan terminated on December 31, 2014 and all eligible participants were eligible to participate in the 401(k) Plan.

The Company also maintains a Supplemental Executive Retirement Pension Program (“SERP”) that covers one of its employees. The SERP is a non-qualified, unfunded deferred compensation plan. Expenses incurred by the Company related to the SERP, which are actuarially determined, were $0.1 million for fiscal years 2014, 2013 and 2012. The liability for the plan was $1.8 million and $1.0 million as of January 3, 2015 and December 31, 2013, respectively, and was included within other long-term liabilities in the accompanying consolidated balance sheets.

The Company’s employees located in foreign jurisdictions meeting minimum age and service requirements participate in defined contribution plans whereby participants may defer a portion of their annual compensation on a pretax basis, subject to legal limitations. Company contributions to these plans are discretionary and vary per region. The Company expensed contributions of $0.5 million, $0.1 million and $0.1 million for fiscal years 2014, 2013 and 2012, respectively.

The Company has obligations to provide termination benefits to employees in certain foreign jurisdictions upon termination, whether voluntary or involuntary, in accordance with local employment laws. The Company accrues the termination benefits over each employee’s employment term based upon actual and estimated years of service. As of January 3, 2015 and December 31, 2013, the accrued benefits aggregated $1.0 million and $0.9 million, respectively, and are included in accrued payroll and benefits in the accompanying consolidated balance sheets.

14.	Income Taxes

The provision for income taxes includes federal, state and foreign taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. The components of the provision(benefit) for income taxes for fiscal years 2014, 2013 and 2012 were as follows (in thousands):

	Fiscal Years
	2014	2013	2012
Current
Federal	$—	$—	$—
State	112	(92)	90
Foreign	3,843	1,799	1,071
Deferred
Federal	(39,637)	2,502	1,689
State	(2,685)	287	(1,083)
Foreign	(515)	31	17

Total provision	$(38,882)	$4,527	$1,784

Income before income taxes included income from foreign operations of $13.5 million, $7.5 million and $6.3 million for fiscal years 2014, 2013 and 2012, respectively.

Major differences between income taxes at the federal statutory rate and the amount recorded in the accompanying consolidated statements of operations for fiscal years 2014, 2013 and 2012 were as follows (in thousands):

	Fiscal Years
	2014	2013	2012
Expected tax benefit at statutory rate	$(29,824)	$(23,753)	$(7,205)
Change in valuation allowance on deferred tax assets	7,207	6,036	7,243
State tax benefit, net of federal benefit	(2,859)	(2,114)	(489)
Foreign rate differential	(1,801)	256	(784)
Repatriation of earnings	1,225	1,126	2,902
Changes in reserves for uncertain tax positions	36	(223)	(54)
Stock options	(11)	(38)	(54)
Foreign tax credits	(1,592)	(1,819)	—
Return to provision and other adjustments	(11,263)	2,961	225
Permanent difference - goodwill impairment	—	22,095	—

Tax provision	$(38,882)	$4,527	$1,784

The following is a summary of the significant components of the Company’s deferred tax assets and liabilities consists of the following (in thousands):

	As of
	January 3, 2015	December 31, 2013
Deferred tax assets
Operating loss and tax credit carryforwards	$142,767	$125,487
Environmental liabilities	484	504
Accrued compensation	8,526	5,840
Inventory and accounts receivable	4,675	3,570
Other	10,052	6,604

Total deferred tax asset	166,504	142,005

Deferred tax liabilities:
Depreciation	(15,667)	(5,629)
Intangibles	(79,430)	(72,152)

Total deferred tax liabilities	(95,097)	(77,781)

Valuation allowance	(103,928)	(96,564)

Total net deferred tax liability	$(32,521)	$(32,340)

The Company’s deferred income tax expense results primarily from the different book and tax treatment for a portion of the Company’s goodwill and the Company’s trade name intangible asset, “the amortizing tax intangibles”. For tax purposes, the amortizing tax intangibles acquired in taxable asset transactions are subject to annual amortization, which reduces their tax basis. Such assets are not amortized for financial reporting purposes, which gives rise to a different book and tax basis. The lower taxable basis of the amortizing tax intangibles would result in higher taxable income upon any future disposition of the underlying business. Deferred taxes are recorded to reflect the future incremental taxes from the basis differences that would be incurred upon a future sale. This amount is included as a deferred tax liability in the table above within “Intangibles” and totals $24.1 million and $32.8 million at January 3, 2015 and December 31, 2013, respectively. In addition, as of January 3, 2015, there is a deferred tax liability of $7.3 million related to basis differences in assets of an Irish subsidiary.

At January 3, 2015, the Company had federal net operating loss (“NOL”) carryforwards of approximately $340.7 million expiring at various dates through 2034. If not utilized, these carryforwards will begin to expire in 2019. Such losses are also subject to limitations of Internal Revenue Code, Section 382, which in general provides that utilization of NOL’s is subject to an annual limitation if an ownership change results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50 percentage points over a three-year period. Such an ownership change occurred in 2005. Certain acquired losses are subject to preexisting Section 382 limitations, which predate the the ownership change in 2005. Subsequent ownership changes, as defined in Section 382, could further limit the amount of net operating loss carryforwards, as well as research and development credits that can be utilized to offset future taxable income.

The Company’s federal NOL carryforward for tax return purposes as of January 3, 2015 is $21.5 million greater than its federal NOL for financial reporting purposes due to $12.7 million of unrecognized tax benefits as well as $8.8 million of unrealized excess tax benefits related to share-based compensation awards. The tax benefit of the share-based compensation awards would be recognized for financial statement purposes through additional paid-in capital, in the period in which the tax benefit reduces income taxes payable.

The Company assessed the positive and negative evidence bearing upon the realizability of its deferred tax assets and, based on an assessment of this evidence, concluded that $33.7 million of deferred tax assets would be recognized as a result of future reversal of deferred tax liabilities associated with definite lived assets recorded in the accounting for the Lake Region Medical Acquisition. The Company concluded that it is more likely than not that the Company will not recognize the benefits of its federal and state deferred tax assets. As a result, a valuation allowance on substantially all of the net deferred tax assets has been provided, after considerations for deferred tax liabilities for goodwill, which will not be a future source of income.

The Company’s valuation allowance increased $7.4 million, $6.0 million and $7.2 million during fiscal years 2014, 2013 and 2012, respectively, principally due to the Company’s net losses in each of these years.

As of January 3, 2015 and December 31, 2013, the Company had not accrued deferred income taxes on $71.0 million and $11.2 million, respectively, of unremitted earnings from foreign subsidiaries as such earnings are expected to be permanently reinvested outside of the U.S. However, to the extent such foreign earnings were remitted in the future a deferred tax liability of $29.9 million would be recorded.

The change in unrecognized tax benefits related to uncertain tax positions for fiscal years 2014, 2013 and 2012 follows (in thousands):

	Fiscal Years
	2014	2013	2012
Balance, beginning of year	$7,313	$7,536	$7,591
Gross increases for tax positions taken in prior periods	36	36	46
Lapse of statute of limitations	—	(259)	(101)

Balance, end of year	$7,349	$7,313	$7,536

Substantially all of the of uncertain tax benefits at January 3, 2015 would not impact the effective tax rate if recognized in a future period, assuming the Company were to continue to maintain a valuation allowance on substantially all net federal and state deferred tax assets.

The Company recognizes interest and penalties related to unrecognized tax benefits as a component of its provision for income tax expense. During fiscal years 2014, 2013 and 2012, the recorded amounts for interest and penalties, respectively were minimal. The Company maintains balances for accrued interest and accrued penalties of $0.4 million and $0.1 million, and $0.4 million and $0.1 million, relating to unrecognized tax benefits as of January 3, 2015 and December 31, 2013, respectively.

The Company is subject to income taxes in the U.S. Federal jurisdiction, and various state and foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax law and regulations and require significant judgment to apply. The Company is not currently under any examination by U.S. Federal, state and local, or non-U.S. tax authorities. The tax years since December 31, 2006 through 2014, inclusive, remain subject to examination by major tax jurisdictions. However, since the Company has net operating loss carryforwards which may be utilized in future years to offset taxable income, those years may also be subject to review by relevant taxing authorities if such net operating loss carryforwards are utilized, notwithstanding that the statute for assessment may have closed.

15.	Related-Party Transactions

The Company maintains a management services agreement with its principal equity owner, KKR, pursuant to which KKR will provide certain structuring, consulting and management advisory services. During fiscal years 2014, 2013 and 2012, the Company incurred management fees and expenses with KKR of $1.6 million, $1.4 million and $1.4 million, respectively. As of January 3, 2015 and December 31, 2013, the Company owed KKR $0.4 million for unpaid management fees, which are included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets. The Company has also historically utilized the services of Capstone Consulting LLC (“Capstone”), an entity affiliated with KKR. The Company incurred fees and expenses related to Capstone of $1.3 million during fiscal year 2014. No fees or expenses related to Capstone were incurred during fiscal years 2013 or 2012. At January 3, 2015 the Company owed Capstone $0.2 million, which are included in accrued expenses and other current liabilities in the accompanying consolidated balance sheet at that date, and had no outstanding payables as of December 31, 2013.

In addition to the above, entities affiliated with KKR Asset Management (“KKR-AM”), an affiliate of KKR, owned approximately $29.8 million and $16.5 million principal amount of the First Lien and Second Lien, respectively, term loans at January 3, 2015. At December 31, 2013, entities affiliated with KKR-AM owned approximately $14.0 million principal amount of the Company’s then outstanding Senior Secured Notes and approximately $26.4 million principal amount of the Company’s then outstanding Senior Subordinated Notes.

The Company sold products to Biomet, Inc., which was privately owned by a consortium of private equity sponsors, including KKR. Net revenues from sales to Biomet, Inc. during fiscal years 2014, 2013 and 2012 totaled $0.3 million, $0.2 million and $0.2 million, respectively. At January 3, 2015 and December 31, 2013, accounts receivable due from Biomet were immaterial. Biomet, Inc. was sold subsequent to January 3, 2015 to an unrelated party.

The Company utilizes the services of SunGard Data Systems, Inc. (“SunGard”), a provider of software and information processing solutions, which is privately owned by a consortium of private equity sponsors, including KKR and Bain, another significant Company stockholder. The Company entered into an agreement with SunGard whereby SunGard provides information systems hosting services. The Company incurred approximately $0.8 million in fees in connection with this agreement for fiscal years 2014 and 2013 and $0.7 million for fiscal year 2012. At January 3, 2015 and December 31, 2013 the amount due to SunGard totaled $0.1 million.

16.	Fair Value Measurements

Financial Instruments

The Company uses the Black-Scholes option pricing model to determine the fair value of its liability for Roll-Over option awards. A roll-forward of the change in fair value of this financial instrument and information regarding the Level 3 inputs and the significant assumptions used in estimating the Roll-Over options’ fair value are also included in Note 8.

The Company’s interest rate swap and cap agreements are recorded as derivative liabilities in the accompanying condensed consolidated balance sheets, the fair value of which are determined based upon forward yield curves.

The following table provide a summary of the financial assets and liabilities recorded at fair value as of January 3, 2015 and December 31, 2013 (in thousands):

		Fair Value Measurements Determined Using
	Total Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At January 3, 2015:
Derivative liabilities	$3,253	$—	$3,253	$—

At December 31, 2013:
Liability for Roll-Over options	$31	$—	$—	$141

For other instruments, the estimated fair value has been determined by the Company using available market information; however, considerable judgment is required in interpreting market data to develop these estimates. The methods and assumptions used to estimate the fair value of each class of financial instruments is as set forth below:

•	Accounts receivable and accounts payable: The carrying amounts of these items are a reasonable estimate of their fair values at January 3, 2015 and December 31, 2013 based on the short-term nature of these items.

•	Long-term Debt as of January 3, 2015:

•	Borrowings under the First Lien due 2021—Borrowings under the First Lien bear interest at an all-inclusive interest rate of 4.5% which includes a 3.5% margin, and for the first year of the loan, the LIBOR rate is fixed at 1% floor. After the first year the rate is the greater of the 1% LIBOR floor or the three month LIBOR. The Company intends to carry the First Lien until maturity. The fair value of the First Lien, was approximately 96.5%, or $799.7 million, compared to its carrying value of $828.7 million. The fair value of the Company’s First Lien was estimated using inputs derived principally from market observable data, also referred to as Level 2 inputs. The Company intends to carry the long-term debts until their maturity.

•	Borrowings under the Second Lien Notes due 2022—Borrowings under the Second Lien bear interest at an all-inclusive interest rate of 7.5% per annum, which includes a 6.5% margin, and for the first year of the loan, the LIBOR rate is fixed at the 1% floor. After the first year, the rate is the greater of the 1% LIBOR floor or the three month LIBOR. The Company intends to carry the Second Lien until maturity. The fair value of the Second Lien, was approximately 94.0%, or $206.8 million, compared to their carrying value of $220.0 million. The fair value of the Company’s Second Lien was estimated using inputs derived principally from market observable data, also referred to as Level 2 inputs. The Company intends to carry the long-term debts until their maturity.

•	Long-term Debt as of December 31, 2013:

•	Borrowings under the Senior Secured Notes due 2017—Borrowings under the Senior Secured Notes had a fixed rate. The fair value of the Senior Secured Notes, which is level 2 in the fair value hierarchy, was approximately 104.8% or $419.2 million as of December 31, 2013, based on quoted market prices, compared to their carrying value of $400.0 million at that date.

•	Borrowings under the Senior Subordinated Notes due 2017—Borrowings under the Senior Subordinated Notes had a fixed rate. The fair value of the Senior Subordinated Notes, which is Level 2 in the fair value hierarchy, was 103.3%, or $325.4 million as of December 31, 2013, based on quoted market prices, compared to their carrying value of $315.0 million at that date.

17.	Environmental Matters

The Pennsylvania Department of Environmental Protection (“DEP”) filed a petition for review with the U.S. Court of Appeals for the District of Columbia Circuit challenging recent amendments to the U.S. Environmental Protection Agency (“EPA”) National Air Emissions Standards for hazardous air pollutants from halogenated solvent cleaning operations. These revised standards exempt three industry sectors (aerospace, narrow tube manufacturers and facilities that use continuous web-cleaning and halogenated solvent cleaning machines) from facility emission limits for trichloroethylene (“TCE”) and other degreaser emissions. The EPA has agreed to reconsider the exemption. The Company’s Collegeville facility meets current EPA control standards for TCE emissions and is exempt from the new lower TCE emission limit since the Company manufactures narrow tubes. As part of efforts to lower TCE emissions, the Company is implementing a process that will reduce the Company’s TCE emissions generated by its Collegeville facility. However, this process will not reduce TCE emissions to the levels required should a new standard become law. In addition, with regard to groundwater matters associated with the Company’s Collegeville facility, the Company has submitted a proposed Post Remediation Care Plan (“PRCP”) with a corresponding Environmental Covenant (“EC”) to the EPA. Upon EPA approval of the PRCP and EC, the current Administrative Consent Order associated with the Collegeville facility will be terminated. The Company’s obligations under the proposed PRCP include the continued operation and maintenance of the on-site groundwater extraction and treatment system and annual sampling of a defined set of groundwater wells as a means to monitor contaminant containment within approved boundaries.

At January 3, 2015 and December 31, 2013, the Company maintained reserves for environmental liabilities of approximately $1.3 million, of which the Company expects to pay $0.1 million during fiscal year 2015.

In January 2015, the Company was notified by the New Jersey Department of Environmental Protection (“NJDEP”) of its intent to revoke a no further action determination made by the NJDEP in favor of the Company in 2002 pertaining to the property on which the Company operated a manufacturing facility starting in 1971 (the “Kleiner Property”). The Company sold the Kleiner Property in 2004 and vacated the facility in 2007. The Company is cooperating with the NJDEP and believes the NJDEP’s notice of intent is unwarranted. In December 2014, the current owner of the Kleiner Property commenced litigation against the Company and an executive officer of the Company, and other unrelated third parties, alleging that the defendants caused or contributed to alleged groundwater contamination beneath the Kleiner Property. The Company denies all of the allegations made by the current owner, and the Company is presently asserting a vigorous defense to the allegations. The Company has concluded that it is not probable that a liability has occurred and, as such, no liability has been recorded as of January 3, 2015.

18.	Geographic Information and Significant Customers

Substantially all of the Company’s sales were derived from medical device manufacturing companies.

The following table presents net sales by country or geographic region based on the location of the customer and in order of significance for fiscal years 2014, 2013 and 2012 (in thousands):

	Fiscal Years
	2014	2013	2012
Net sales:
United States of America	$564,849	$404,465	$390,516
Ireland	42,392	33,348	35,561
Germany	41,668	35,192	30,341
Central and South America	41,291	15,560	13,813
Belgium	13,574	3,391	1,447
Asia Pacific	10,699	6,363	3,575
United Kingdom	5,899	3,034	3,581
Switzerland	5,638	7,681	3,265
Eastern Europe	5,584	2,229	986
Sweden	5,057	4,503	5,334
France	4,221	3,286	3,555
Netherlands	3,284	1,423	1,860
Rest of World	8,108	5,237	4,793

Total	$752,264	$525,712	$498,627

Property, plant and equipment, based on the location of the assets, were as follows (in thousands):

	As of
	January 3, 2015	December 31, 2013
United States	$123,012	$87,429
Ireland	39,203	3,637
Germany	12,201	11,969
Asia	11,098	13,056
Mexico	1,123	866

Total	$186,637	$116,957

Significant Customers

For fiscal years 2014, 2013 and 2012, the Company’s ten largest customers in the aggregate accounted for 74%, 68% and 65% of consolidated net sales, respectively. Percentages of net sales from all greater than 10% customers are as follows:

	Fiscal Years Ended
	2014	2013	2012
Customer A	18%	17%	13%
Customer B	15%	15%	16%
Customer C	14%	11%	11%
Customer D	12%	10%	*

*	Less than 10%

Customers with 10% or greater concentration in accounts receivable are as follows:

	As of
	January 3, 2015	December 31, 2013
Customer A	14%	18%
Customer B	11%	12%
Customer C	*	12%

*	Less than 10%

19.	Commitments and Contingencies

The Company is obligated on various lease agreements for office space, automobiles and equipment, expiring through 2020, which are accounted for as operating leases.

Aggregate rental expense for fiscal years 2014, 2013 and 2012 was $7.8 million, $7.2 million and $7.3 million, respectively. Minimum rental commitments under all operating leases in future fiscal years are as follows (in thousands):

Amount
2015	$6,525
2016	5,922
2017	5,119
2018	4,355
2019	3,504
Thereafter	4,306

Total	$29,731

The Company is involved in various legal proceedings in the ordinary course of business, including with respect to environmental matters. In the opinion of management, the outcome of such proceedings will not have a material effect on the Company’s financial position or results of operations or cash flows.

The Company has various purchase commitments totaling $45.4 million at January 3, 2015 for materials, supplies, machinery and equipment incident to the ordinary conduct of business. Such purchase commitments are generally for a period of less than one year, often cancelable and able to be rescheduled and not at prices in excess of current market prices.

Open letters of credit aggregated $15.4 million as of January 3, 2015.

In June 2015, the Company entered into a new facility lease in Trenton, Georgia. The lease term spans 15 years, commencing upon the completion of construction activities, expected to be completed in the fourth quarter of fiscal year 2015. The lease is subject to 3 successive renewal periods of 5 years each. The minimum annual lease commitment ranges from $0.7 million in the first year to $1.0 million in the 15th year for a total minimum lease commitment of $12.7 million. The lease includes certain lease incentives.

20.	Changes in Accumulated Other Comprehensive Loss

The following table summarizes the changes in accumulated other comprehensive loss for fiscal year 2014 (in thousands):

	Defined Benefit Pension Items	Unrealized Loss On Derivatives	Foreign Currency Items	Total
Balance at January 1, 2014	$(957)	$—	$(229)	$(1,186)
Other comprehensive loss before reclassifications	(1,747)	—	(34,884)	(36,631)
Amounts reclassified from accumulated other comprehensive income	—	—	—	—
Change in fair value	—	(3,254)	—	(3,254)

Net current-period other comprehensive income	(1,747)	(3,254)	(34,884)	(39,885)

Balance at January 3, 2015	$(2,704)	$(3,254)	$(35,113)	$(41,071)

The following table summarizes the changes in accumulated other comprehensive loss for fiscal year 2013 (in thousands):

	Defined Benefit Pension Items	Unrealized Gains and Losses on Available-for- Sale Securities	Foreign Currency Items	Total
Balance at January 1, 2013	$(1,161)	$210	$(1,603)	$(2,554)
Other comprehensive income before reclassifications	204	—	1,374	1,578
Amounts reclassified from accumulated other comprehensive income	—	(210)	—	(210)
Change in fair value	—	—	—	—

Net current-period other comprehensive income	204	(210)	1,374	1,368

Balance at December 31, 2013	$(957)	$—	$(229)	$(1,186)

The following table summarizes the changes in accumulated other comprehensive loss for fiscal year 2012 (in thousands):

	Defined Benefit Pension Items	Unrealized Gains and Losses on Available-for- Sale Securities	Foreign Currency Items	Total
Balance at January 1, 2012	$(319)	$1,155	$(2,102)	$(1,266)
Other comprehensive income before reclassifications	(842)	(945)	499	(1,288)
Amounts reclassified from accumulated other comprehensive income	—	—	—	—
Change in fair value	—	—	—	—

Net current-period other comprehensive income	(842)	(945)	499	(1,288)

Balance at December 31, 2012	$(1,161)	$210	$(1,603)	$(2,554)

21.	Segment Information

The Company has organized its business into the AS Segment and C&V Segment. In the AS Segment, the Company manufactures a broad range of products for its customers which primarily consist of medical devices, components, and instruments. These products are used in minimal invasive surgery, endoscopy, orthopedics, drug delivery, and other general surgery applications including spinal surgery, arthroscopy and joint preservation & reconstruction. Advanced surgical instruments typically consist of a handle/hand-piece, a rigid/flexible tube and an electromechanical or mechanical end piece. In the C&V Segment, the Company manufactures a broad range of products for its customers which primarily consist of devices used in i) interventional vascular therapies that include cardiovascular, neurovascular and peripheral catheters, guidewires and delivery systems; ii) cardiac rhythm management that includes pacemakers, implantable defibrillators, and cardiac leads; iii) neuromodulation that includes neurostimulation devices and leads and catheter systems for pain management; and iv) cardiac surgery that includes transcatheter heart valve systems, heart valve components and surgical tools.

Included in the C&V Segment are the results of Lake Region, which was acquired on March 12, 2014. Lake Region is an original development manufacturer of minimally invasive devices and delivery systems to the cardiology and endovascular markets. Lake Region contributed net sales of $173.7 million for fiscal year 2014, representing 32.5% of net sales of the C&V Segment.

The Company allocates resources based on revenues as well as earnings before interest, taxes, depreciation, amortization (“EBITDA”), and other specific and non-recurring items (“Adjusted EBITDA”) of each segment. Those expenses not allocable to each segment include non-allocable overhead costs, selling, general and administrative expenses, including human resources, legal, finance, information technology, general and administrative expenses. Non-allocable expenses also include the amortization of intangible assets and certain restructuring expenses. Corporate services assets include intangible assets, deferred tax assets and liabilities, cash and cash equivalents, debt and other non-allocated assets. EBITDA is adjusted based on the terms of the Company’s credit agreements. Certain costs and expenses incurred in fiscal year 2014 that were not incurred in fiscal years 2013 and 2012, including those related to the acquisition and integration of Lake Region as well as those related to Sarbanes-Oxley related preparation services, were excluded from Adjusted EBITDA for fiscal year 2014 in accordance with the Company’s credit agreements as described in Note 8.

The Company’s net sales and Adjusted EBITDA by segment as well as a reconciliation of Total Adjusted EBITDA to the consolidated loss from continuing operations before provision for income taxes is as follows (in thousands):

	Fiscal Years
	2014	2013	2012
Net sales:
Cardio & Vascular	$533,819	$326,769	$313,883
Advanced Surgical	223,219	202,468	192,216
Intersegment	(4,774)	(3,525)	(7,472)

Total net sales	$752,264	$525,712	$498,627

Adjusted EBITDA:
Cardio & Vascular	$126,618	$98,632	$94,245
Advanced Surgical	33,061	31,859	28,313
Corporate Services	(22,234)	(24,574)	(23,895)

Total Adjusted EBITDA	$137,445	$105,917	$98,663

Reconciliation of Adjusted EBITDA to loss from operations before income taxes:
Impairment of intangible assets and goodwill	$(26,800)	$(63,128)	$—
Interest expense, net	(63,096)	(69,145)	(69,096)
Depreciation and amortization	(50,803)	(33,016)	(39,169)
Impact of inventory value step-up	(6,263)	—	—
Share-based compensation - employees	(1,529)	(993)	(709)
Share-based compensation - non-employees	(120)	225	(90)
Employee severance and relocation	(2,083)	(1,295)	(2,698)
Restructuring expenses	(3,138)	(280)	(2,866)
Merger costs and other	(5,860)	—	—
Integration costs	(5,386)	—	—
Plant closure costs	(621)	(1,468)	(732)
Currency gain (loss)	(936)	(2,050)	283
Gain (loss) on disposal of property and equipment	(40)	(1,088)	263
Other taxes	(231)	(299)	(157)
Loss on debt extinguishment	(53,421)	—	—
Sarbanes-Oxley related preparation	(416)	—	—
Pension curtailment and related costs	(419)	—	—
Management fees to stockholder	(1,495)	(1,424)	(1,357)
Gain from the sale of security	—	242	680

Total adjustments	(222,657)	(173,719)	$(115,648)

Loss from operations before income taxes	$(85,212)	$(67,802)	$(16,985)

The Company’s capital expenditures by segment for fiscal years 2014, 2013 and 2012 are as follows (in thousands):

	Fiscal Years
	2014	2013	2012
Capital expenditures:
Cardio & Vascular	$18,359	$11,182	$9,949
Advanced Surgical	10,994	9,683	7,427
Corporate Services	472	305	605

Total capital expenditures	$29,825	$21,170	$17,981

The Company’s assets by segment are as follows (in thousands):

	As of
	January 3, 2015	December 31, 2013
Assets:
Cardio & Vascular	$1,041,551	$624,418
Advanced Surgical	178,709	179,319
Corporate Services	125,500	197,493

Total assets	$1,345,760	$1,001,230

22.	Subsequent Events

Management has evaluated subsequent events involving the Company for potential recognition or disclosure in the accompanying consolidated financial statements through January 11, 2016. Subsequent events are events or transactions that occur after the balance sheet date but before the accompanying consolidated financial statements are issued.

On October 27, 2015, Greatbatch, Inc. (“Greatbatch”) completed an acquisition of the Company pursuant to an Agreement and Plan of Merger, dated as of August 27, 2015, by and among the Greatbatch, Provenance Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Greatbatch (“Merger Sub”) and the Company (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Greatbatch (the “Merger”). Greatbatch acquired the Company for approximately $1.7 billion in cash and stock whereby Greatbatch paid approximately $478.5 million in cash to Company stockholders, issued an aggregate of 5.1 million shares of common stock and options to Company stockholders and assumed approximately $1.0 billion of the Company’s net debt.